Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of MPLX LP of our report dated July 2, 2012, except with respect to our opinion on the combined financial statements insofar as it relates to the revision described in Note 1 as to which the date is October 9, 2012, relating to the combined financial statements of MPLX LP Predecessor, and our report dated October 9, 2012, with respect to the balance sheet of MPLX LP, which appear in the Registration Statement on Form S-1 of MPLX LP (File No. 333-182500). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Toledo, Ohio

October 25, 2012